UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2008

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 15, 2008, CryoCor, Inc. (“CryoCor”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), by and among Boston Scientific Scimed, Inc., a Minnesota corporation (“Parent”), Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and CryoCor. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share (“CryoCor Common Stock”), of CryoCor at a price of $1.35 per share in cash without interest (the “Offer Price”).

The Merger Agreement also grants to Purchaser an option (the “Top-Up Option”) to acquire directly from CryoCor a number of newly-issued shares of CryoCor Common Stock equal to the lesser of (i) the number of CryoCor Common Stock that, when added to the number of CryoCor Common Stock owned collectively by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes 91% of the number of CryoCor Common Stock that would be outstanding immediately after the issuance of all CryoCor Common Stock subject to the Top-Up Option or (ii) the aggregate number of CryoCor Common Stock that CryoCor is authorized to issue under its Amended and Restated Certificate of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. Pursuant to the Merger Agreement, as soon as practicable after acquiring shares of CryoCor Common Stock pursuant to the Offer (and, if applicable, the Top-Up Option), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into CryoCor (the “Merger”) and CryoCor will become a wholly-owned subsidiary of Parent. In the Merger, the shares of CryoCor Common Stock remaining outstanding following the consummation of the Offer, other than shares held by stockholders who have preserved their appraisal rights under Delaware law, will be converted into the right to receive the Offer Price.

The obligation of Purchaser to accept for payment and pay for the shares tendered in the Offer is subject to the satisfaction or waiver of a number of offer conditions set forth in the Merger Agreement, including a minimum cash condition. In addition, it is also a condition to Purchaser’s obligation to accept for payment and pay for the shares tendered in the Offer that at least a majority of the then-outstanding shares of CryoCor Common Stock when added to the shares of Company Common Stock, if any, already owned by Parent and Purchaser or any of their respective affiliates (as determined pursuant to the terms of the Merger Agreement) shall have been tendered in accordance with the terms of the Offer and not validly withdrawn (the “Minimum Condition”). The Minimum Condition may not be changed or waived by Purchaser without the prior written consent of CryoCor.

The closing of the Merger is subject to customary closing conditions. Depending on the number of shares held by Parent and Purchaser after Purchaser’s acceptance of the shares tendered in accordance with the terms of the Offer (and, if applicable, Purchaser’s acquisition of CryoCor Common Stock pursuant to the Top-Up Option), approval of the Merger by the holders of the outstanding shares of CryoCor Common Stock remaining after the completion of the Offer may be required.

CryoCor has agreed to operate its business in the ordinary course until the Merger is consummated. CryoCor has also agreed not to solicit or engage in discussions with third parties regarding other proposals to acquire CryoCor, subject to specified exceptions. The Merger Agreement also includes termination provisions for both CryoCor and Parent. In connection with the termination of the Merger Agreement under specified circumstances involving a superior proposal to acquire CryoCor or a change in the recommendation by CryoCor’s Board of Directors of the transaction to CryoCor’s stockholders, CryoCor may be required to pay Parent a termination fee of $700,000.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about CryoCor. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to (and solely for the benefit of) each other. The assertions embodied in the representations and warranties of CryoCor are qualified by information contained in the confidential disclosure schedules that CryoCor delivered in connection with signing the Merger Agreement as well as by information contained in all forms, reports and documents filed by CryoCor with the U.S. Securities and Exchange Commission (“SEC”) since January 1, 2007 (the “SEC Reports”). Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying confidential disclosure schedules and information contained in the SEC Reports. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

A copy of a joint press release issued by CryoCor and Parent on April 16, 2008 concerning the foregoing is attached as Exhibit 99.1 to this report.

In connection with the execution of the Merger Agreement, certain of the Company’s stockholders, including certain officers, directors and stockholders affiliated with such directors, and comprising approximately 43% of the outstanding shares of Company Common Stock, entered into a Stockholders Agreement with Parent and Purchaser, whereby such stockholders have agreed to tender and not to withdraw the shares of Company Common Stock held by them in the Offer and to vote such shares in a manner favorable to the Offer and the Merger. The Stockholders Agreement terminates upon any termination of the Merger Agreement.

A copy of the Stockholders Agreement is attached as Exhibit 10.27 to this report and is incorporated herein by reference. The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement.

In addition, on April 15, 2008, CryoCor entered into an amendment (the “License Agreement

Amendment”) to the License Agreement dated August 31, 2000 (the “Original License Agreement”) between CryoCor and American Medical Systems Holdings Inc. (previously CryoGen, Inc.) (“AMS”). The License Agreement Amendment clarifies certain provisions of the Original License Agreement relating to the enforcement of AMS intellectual property licensed to CryoCor. In consideration for AMS entering into the License Agreement Amendment, CryoCor agreed to pay $100,000 to AMS within 30 days of the execution thereof.

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On April 15, 2008, CryoCor’s Board of Directors authorized CryoCor to execute the Merger Agreement, the terms of which obligate CryoCor to engage in a reduction in force within twenty days following the date thereof. The reduction in force is expected to extend primarily to CryoCor’s sales and marketing employees located in the Company’s facilities in San Diego, California.

The Company estimates that the employee severance-related payments and other charges the Company will take in connection with the reduction in force will be between approximately $1.0 million and $1.3 million in the aggregate.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2008, CryoCor’s Board of Directors authorized the execution of an amendment to the employment agreement of, Helen S. Barold, M.D., M.P.H. FACC, FHRS, CryoCor’s Chief Medical Officer, to revise certain circumstances upon which Dr. Barold will receive severance following a termination of her employment with CryoCor. Specifically, the amendment will provide for a 15-day expansion to the period during which, under her existing employment agreement, Dr. Barold is entitled to additional severance benefits, beyond that to which she is generally entitled thereunder, to the extent that the termination of her employment with CryoCor is effective during such period. Currently, that period is from April 30, 2008 to May 31, 2008 and the amendment will extend that period such that it is from April 15, 2008 to May 31, 2008.

Additionally, on April 15, 2008, CryoCor’s Board of Directors authorized amendments to the restricted stock bonus awards granted to Edward F. Brennan, CryoCor’s President and Chief Executive Officer, and Gregory J. Tibbitts, CryoCor’s Vice President, Finance and Chief Financial Officer, on January 9, 2008. The amendments provide that the vesting of such restricted stock bonus awards will accelerate in full immediately prior to a change in control of CryoCor rather than upon such a change in control.

In connection with the reduction in force described in Item 2.05 of this report, the employment of Dr. Brennan and Mr. Tibbitts will be terminated effective as of the consummation of the Offer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of April 15, 2008, by and among Boston Scientific Scimed, Inc., a Minnesota corporation (“Parent”), Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and CryoCor, Inc.

10.27	Stockholders Agreement, dated as of April 15, 2008, by and among Boston Scientific Scimed, Inc., a Minnesota corporation (“Parent”), Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and the persons and entities listed on Schedule A thereto.

99.1	Press release of CryoCor, Inc. dated April 16, 2008.

Additional Information and Where To Find It

This report is neither an offer to purchase nor a solicitation of an offer to sell shares of CryoCor. The tender offer for the shares of CryoCor has not commenced. Stockholders of CryoCor are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the offer is commenced, Purchaser will file tender offer materials with the U.S. Securities and Exchange Commission (SEC), and CryoCor will file a Solicitation/Recommendation Statement with respect to the offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of CryoCor at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from (i) Boston Scientific Corporation, on behalf of Parent and Purchaser, by mailing requests for such materials to: Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760 and (ii) CryoCor by mailing requests for such materials to: Investor Relations, CryoCor, Inc., 9717 Pacific Heights Blvd, San Diego, California 92121.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, CryoCor and Boston Scientific Corporation, of which Parent is a wholly-owned subsidiary, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by CryoCor or Boston Scientific Corporation at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CryoCor’s and Boston Scientific Corporation’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: April 16, 2008

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger, dated as of April 15, 2008, by and among Boston Scientific Scimed, Inc., a Minnesota corporation (“Parent”), Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and CryoCor, Inc.

10.27	Stockholders Agreement, dated as of April 15, 2008, by and among Boston Scientific Scimed, Inc., a Minnesota corporation (“Parent”), Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and the persons and entities listed on Schedule A thereto.

99.1	Press release of CryoCor, Inc. dated April 16, 2008.